Exhibit 10.8

AMENDMENT NO. 1 TO ARTISAN PARTNERS ASSET MANAGEMENT INC.
2013 OMNIBUS INCENTIVE COMPENSATION PLAN

This Amendment No. 1 (the “Amendment”) to Artisan Partners Asset Management Inc. 2013 Omnibus Incentive Compensation Plan (the “Plan”) is made effective as of February 2, 2023. Unless otherwise defined herein, each of the capitalized terms used in this Amendment shall have the meaning given to it in the Plan.

WHEREAS, the board of directors (the “Board”) of the Company has deemed it to be in the best interests of the Company to amend the Plan to extend the date on which the Plan will terminate to March 10, 2023;

WHEREAS, Section 3.1 of the Plan permits the Board to amend the Plan at any time except in those instances, among other things, in which doing so would materially adversely impact the rights of a Grantee of any Award without the Grantee’s consent; and

WHEREAS, the Board desires to amend the Plan as set forth below.

NOW, THEREFORE, the Plan is hereby amended, effective as of the date set forth above, as follows:

1.Amendment to Section 3.12. Section 3.12 of the Plan is hereby amended and restated to read in its entirety as follows:

“3.12 Termination of Plan”
The Board reserves the right to terminate the Plan at any time; provided, however, that in any case, the Plan will terminate on March 10, 2023, and provided, further, that all Awards made under the Plan before its termination will remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.”

1.No Further Amendments. Except as specifically amended hereby, the Plan shall remain in full force and effect in accordance with its terms.

I hereby certify that the foregoing Amendment was duly adopted by the Board on February 2, 2023.

Executed this 2nd day of February, 2023.

By: /s/ Sarah A. Johnson
Name: Sarah A. Johnson
Title: Executive Vice President, Chief Legal Officer
and Secretary